Exhibit 17.1

August  18,  2006

Board  of  Directors
Commerce  Planet,  Inc.
30  S.  La  Patera,  Suite  7
Goleta,  CA  93117

Dear  Members  of  the  Board  of  Directors,

I hereby resign from my position as a member of the board of directors of Commerce Planet, Inc. effective August 18, 2006. Commerce Planet has grown tremendously and I wish the Company and all of its employees, Officers, and Directors success in the future.

Sincerely,

/s/  Barrett  Evans
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Barrett  Evans